Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Consolidated Financial and Operating Data” and “Experts” in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of Hawk Corporation for the registration of $110.0 million of Senior Notes and to the inclusion and incorporation by reference therein of our report dated February 27, 2004, with respect to the consolidated financial statements of Hawk Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP ERNST & YOUNG LLP
Cleveland, Ohio December 1, 2004